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EXHIBIT 11(1)
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                                Year Ended December 31,
                               1994       1993       1992
                            _________   ________   _________
Primary:
 Average Shares Outstanding 5,346,611   5,087,769   4,919,111

 Net Effect of Dilutive Stock
 Warrants - Based on the
 Treasury Stock Method Using
 Average Market Price          --         132,438     219,755

Common and Common
  Equivalent Shares         5,346,611   5,220,207   5,138,866
                           ==========   =========   =========
Fully Diluted:
 Average Shares Outstanding 5,346,611   5,087,769   4,919,111

 Net Effect of Dilutive Stock
 Warrants - Using Ending Market
 Price Unless Average Market
 Price is Higher                 --       132,438     219,755

Common and Common
 Equivalent Shares          5,346,611   5,220,207   5,138,866
                            =========   =========   =========

Income before Extraordinary
 Item and Cumulative Effect
 of Accounting Change     $13,051,000  $7,645,000  $6,499,000

Extraordinary Item               --    (1,716,000)       --

Cumulative Effect of
 Accounting Change               --          --    (3,218,000)

Net Income                $13,051,000  $5,929,000  $3,281,000
Plus(Less):
 Preferred Stock Dividends       --      (868,000) (1,444,000)
 Accretion of Discount on
    Preferred Stock              --      (202,000)   (257,000)
 Interest on Warrant
    Put Rights                   --          --       119,000

Net Income Applicable to
 Common and
 Common Equivalent Shares $13,051,000  $4,859,000  $1,699,000
                           ==========   =========   =========
Per Share Amount:
 Income before Extraordinary
 Item and Cumulative Effect
    of Accounting Change  $      2.44  $     1.26  $     0.96
 Extraordinary Item       $      --    $    (0.33) $      --
 Cumuative Effect of
    Accounting
    Change                $      --    $      --   $    (0.63)

Net Income                $      2.44  $     0.93  $     0.33
                            =========  ==========  ==========

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